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                                                         Exhibit 10.25
                                                         Tiffany & Co.
                                                         Report on Form 10-K
                                                         Fiscal 1998

                              AMENDED AND RESTATED
                         DEFERRED COMPENSATION AGREEMENT

      This Agreement was originally made effective the 31st day of December 1989 by and between Tiffany and Company, a New York corporation with its executive offices and principal place of business at 727 Fifth Avenue, New York, New York 10022 ("Tiffany") and William R. Chaney who resides at 51 Shore Road, Clinton, Connecticut ("Executive") and subsequently amended the 8th day of February 1999.

      Whereas, Executive is employed by Tiffany in the capacity of Chairman of the Board;

      Whereas, Tiffany and Executive were parties to a Employment Agreement dated as of the 1st of October, 1984 (the "Prior Agreement") the term of which Prior Agreement has expired;

      Whereas, under Section 3 of the Prior Agreement Executive was entitled, upon termination of his employment with Tiffany, to distribution of certain amounts maintained on the books of Tiffany as a liability to Executive (the "Deferral Account");

      Whereas, as of the last business day of the calendar quarter ended September 30, 1989 the Deferral Account consisted of a liability to Executive of $610,225.13 inclusive of accrued interest to that date computed in accordance with the terms of the Prior Agreement; and

      Whereas, Executive is not entitled to participate in the Tiffany and Company Pension Plan.

      NOW THEREFORE, in consideration of the foregoing premises and the continued service of Executive to Tiffany, the parties hereby agree as follows:

      1. Principal Credit to Deferral Account. While this Agreement remains in effect, as of the last day of each calendar quarter Tiffany shall credit to the Deferral Account $25,000, provided that no further amounts shall be credited to the Deferral Account after December 31, 1998.

      2. Interest Credit to Deferral Account. Through December 31, 1998, as of the last day of each calendar quarter Tiffany shall credit to the Deferral Account an amount determined by multiplying twenty-five (25%) percent of the Interest Rate by the amount credited, or, if greater, the amount required to have been credited, to the Deferral Account as of the first day of such calendar quarter. In the event that the entire balance credited to the Deferral Account is paid on a date other than the last day of a calendar quarter, interest prorated on the basis of the Interest Rate, shall be credited to the Deferral Account through the date of such payment. For the purposes of this Paragraph 2., the "Interest Rate" shall be the annual interest rate announced by The Bank of New York as
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the interest rate at which it will lend on an unsecured basis to its prime commercial borrowers and in effect as of the first business day of the calendar quarter with respect to which interest is then being credited.

      3. Nature of the Deferral Account. Amounts credited to the Deferral Account shall be unfunded and unsecured liabilities of Tiffany to Executive, payable only as provided in this Agreement, shall remain part of Tiffany's general assets and shall be subject to claims of creditors of Tiffany in any proceeding under the federal Bankruptcy Code to which Tiffany is subject as a debtor and in any other proceeding before a court of competent jurisdiction in which Tiffany is adjudicated or determined to be insolvent. Nothing contained in this Agreement and no action taken pursuant to its provisions shall create or be construed to create a trust of any kind or fiduciary relationship between Tiffany and Executive. To the extent Executive or any person acquires a right to receive payments from Tiffany under this Agreement, such right shall be no greater than the right of any unsecured general creditor of Tiffany. Amounts credited to the Deferral Account shall be payable as they become due under the terms of this Agreement irrespective of any actual investments Tiffany may make to meet its obligations or to accumulate funds. Neither Tiffany, nor any trustee (in the event Tiffany elects to use a grantor trust to accumulate funds) shall be obligated to purchase or maintain any asset or investment for the purpose of meeting its obligations hereunder.

      4. Designation of Beneficiary. Executive may, by an instrument in writing delivered to Tiffany, designate one or more beneficiaries to receive the amounts payable after his death under the terms of this Agreement and may change or revoke such a designation by like notice; failing an effective designation of such a beneficiary or beneficiaries, such amounts shall be payable on Executive's death to the legal representative of Executive's estate.

      5. Spendthrift Provision. The interest of Executive or any beneficiary receiving payments hereunder shall not be subject to anticipation, nor to voluntary or involuntary alienation until distribution is actually made. Neither Executive nor any beneficiary shall have any right to commute, sell, transfer, assign or otherwise convey the right to receive any payment under the terms of this Agreement. Any such attempted assignment shall be considered null and void.

      6. Distribution.

            (a) In the event Executive dies before February 1, 1999, distribution of amounts credited or required to have been credited to the Deferral Account shall, as soon after Executive's death as practicable, be made in a lump sum to Executive's beneficiary as designated or otherwise determined pursuant to Paragraph 4. above.

            (b) If Executive is living on February 1, 1999, distribution of amounts credited to the Deferral Account shall be made as follows:


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                  (i) using an interest rate of 8% per annum, compounded monthly
                  (the "Discount Rate"), and Executive's life expectancy as of February 1, 1999 expressed in integral years as derived from the table entitled "Table V-Ordinary Life Annuities-One Life-Expected Return Multiples," promulgated under section 1.72-9 of the Federal Income Tax Regulations, as in effect on the date of such determination (the "Life Expectancy"), an annuity payable monthly to Executive shall be calculated as the monthly payment necessary to amortize the balance credited to the Deferral Account (or required to have been credited to such account) as of the date of such termination (the "Lump
                  Sum Value") by application of the Discount Rate to the Lump
                  Sum Value over the Life Expectance (the "Annuity Payment");

                  (ii) the Annuity Payment shall be paid by Tiffany to Executive on the first day of each month if Executive is living on that date commencing with March 1, 1999;

                  (iii) if, on the death of Executive, the aggregate of Annuity Payments actually made to Executive is less than the Lump Sum Value, any difference between the Lump Sum Value and such aggregate of Annuity Payment shall be paid to Executive beneficiary as designated or otherwise determined pursuant to Paragraph 4. above.

      7. Term and Termination Agreement. This Agreement shall remain in effect until Tiffany has completed its payment obligations under Paragraph 6. above.

      8. Adverse Determination. Notwithstanding anything stated to the contrary in this Agreement, if at any time, as a result of a Final Determination, a tax is payable by Executive, his beneficiary or his estate in respect of any amount credited to the Deferral Account prior to payment under the terms of this Agreement, then Tiffany shall pay to Executive the amount of such tax and the Deferral Account balance, or, in the event Annuity Payments are then being paid, future Annuity Payment, shall be reduced by the amount of such tax. For the purposes of this Section 9., the term "Final Determination" means (i) an assessment of tax by the United States Internal Revenue Service addressed to the Executive or his beneficiary which is not timely appealed to the courts; (ii) a final determination by the United States Tax Court or any other Federal Court, the time for an appeal thereof having expired or been waived; or (iii) an opinion by Tiffany's counsel, addressed to Tiffany and in form and substance satisfactory to Tiffany, to the effect that amounts credited to the Deferral Account are subject to Federal income tax to the Executive or his beneficiary prior to payment under the terms of this Agreement. No Final Determination shall be deemed to have occurred until Tiffany has actually received


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a copy of the assessment, court order or opinion which forms the basis thereof and such other documents as it may reasonably request.

      9. Prior Agreement Merged. All provisions in the Prior Agreement in respect of the Deferral Account are hereby superceded and merged into this Agreement. Executive and Tiffany agree that the amount credited to the Deferral Account stated in the fourth Whereas clause above is correctly stated as of the date therein stated.

      10. Obligations to Survive Termination. The obligation of Tiffany to pay amounts credited or required to be credited to the Deferral Account pursuant to this Agreement and the provisions of Paragraph 3. through 6. and 8. through 12. shall survive the termination of this Agreement.

      11. Miscellaneous Provisions. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, estates, beneficiaries and personal representatives. Notices hereunder shall be deemed effectively given: (a) when mailed, by registered mail, return receipt requested, from a post office in the United States to the following addresses:

            If to Executive:

                  William R. Chaney
                  51 Shore Road
                  Clinton, Connecticut 06413

            If to Tiffany:

                  Tiffany and Company
                  727 Fifth Avenue
                  New York, New York 10022
                         Attn: Legal Department

or (b) when hand delivered, in the case of notices to Executive, to Executive, or, in the case of notices to Tiffany, to the Corporate Secretary of Tiffany. This Agreement shall be governed by and construed, enforced and administered in accordance with the laws of the State of New York. In the event either party shall be required to resort to judicial process in order to successfully enforce this agreement in accordance with its terms or otherwise to remedy a default under this Agreement, the defaulting party shall pay to the non-defaulting party the latter's attorneys' fees and other costs of enforcement. In the event that any sums required to be paid hereunder are not paid within ten (10) days of written demand for payment, Executive shall be entitled to be paid interest at the Interest Rate by Tiffany upon such unpaid amount until such amount is paid in full.

12. Continuance of Employment. This Agreement shall not confer upon Executive any right with respect to continuance of employment with Tiffany, nor shall it interfere in


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any way with the right of Tiffany to terminate his employment at any time with our without cause.

IN WITNESS WHEREOF, this amended and restated Agreement has been duly executed by the parties hereto effective as of January 31, 1999.

                                        Tiffany and Company
                                                ("Tiffany")


                                        BY:
                                           -------------------------------------
                                              James N. Fernandez
                                              Executive Vice President - Chief
                                              Financial Officer


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                                              William R. Chaney
                                              ("Executive")


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